Exhibit 99.1

Alchemy Investments Acquisition Corp 1 Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing June 26, 2023 and Announces Addition of Advisor to its Growing Team

Separate Trading of its Class A Ordinary Shares and Warrants

NEW YORK, June 26, 2023 – Alchemy Investments Acquisition Corp 1 (NASDAQ: ALCYU) (the “Company”) announced today that, commencing June 26, 2023, holders of the units sold in the Company’s initial public offering of 11,500,000 units (the “Units”), completed on May 9, 2023, may elect to separately trade the Class A ordinary shares and warrants included in the Units. Those Units not separated will continue to trade on the Nasdaq Global Market (the “Nasdaq”) under the symbol “ALCYU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq under the symbols “ALCY” and “ALCYW,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as sole book-running manager for the offering. A registration statement relating to the Units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on May 4, 2023.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the final prospectus related to the offering may be obtained from: Cantor Fitzgerald & Co., Attn: Capital Markets Department, 499 Park Avenue, 5th Floor, New York, New York 10022, email: prospectus@cantor.com.

Addition of Advisor to the Company

The Company also announced that Sheikha Noor will be joining its team as an advisor.

Sheikha Noor Al Thani is the founder and managing partner of The Private Investment Office, a GCC based family office since 2017. Prior to her role with The Private Investment Office, Ms. Noor served, from 2008 to 2017, as Finance Manager at Qatar Sovereign Fund (Qatari Diar). Ms. Noor received a higher bachelor’s in accounting and finance in 2008 from CBE College, Qatar University.

About Alchemy Investments Acquisition Corp 1

Alchemy Investments Acquisition Corp 1 is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Alchemy Investments Acquisition Corp 1 may pursue an initial business combination opportunity in any industry or geographical location.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute 'forward-looking statements'. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, contact:

info@alchemyinvest.co

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